UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 3, 2013

MeetMe, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33105	86-0879433
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 Union Square Drive New Hope, Pennsylvania	18938
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (215) 862-1162

Not Applicable
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 3, 2013, MeetMe, Inc. (the “Company”) appointed Jean Clifton to its Board of Directors (the “Board”). Ms. Clifton replaced Terry Herndon, whose resignation from the Company’s Board became effective on June 3, 2013. Ms. Clifton will serve on the Audit Committee of the Board.

Ms. Clifton (age 51) is the Chief Financial Officer of Dial Global, Inc., a position she has held since June 25, 2012. From July 1986 through June 2006, Ms. Clifton worked for Journal Register Company (“JRC”) and its predecessor companies, in various capacities in the U.S. and Europe, including President and Chief Operating Officer (2005-06) and Executive Vice President, Chief Financial Officer and Treasurer from 1989 to 2005. After leaving JRC, Ms. Clifton founded Platinum Strategic Partners, a financial and operations consulting firm. Ms. Clifton has held Chief Financial Officer/Chief Accounting Officer positions at Readers' Digest and three MidOcean Partners portfolio companies (Penton Media from 2008 through 2010, Olympus Media and Jones & Frank).

Pursuant to the November 10, 2011 merger of the Company with Insider Guides, Inc., d/b/a myYearbook.com, the Company agreed to nominate Mr. Cook and two other of Mr. Cook’s designees to serve as directors for three years. Ms. Clifton is serving as such a designee.

Ms. Clifton and the other non-employee directors of the Board received their annual equity compensation in the form of a grant on June 3, 2013 of 18,500 stock options vesting monthly over a one year period with an exercise price of $1.50, representing the closing price per share of the stock of the Company on the date of the grant.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEETME, INC.

Date: June 7, 2013	By:	/s/ Geoffrey Cook
	Name:	Geoffrey Cook
	Title:	Chief Executive Officer